Exhibit 21.1

ENCORE BANCSHARES, INC.

LIST OF SUBSIDIARIES

Direct Subsidiaries	Jurisdiction of Organization	Type of Entity	Parent Entity
Encore Bank, N.A.	United States	National Banking Association	Encore Bancshares, Inc.

Encore Statutory Trust II	Connecticut	Connecticut Statutory Trust	Encore Bancshares, Inc.

Encore Capital Trust III	Delaware	Delaware Statutory Trust	Encore Bancshares, Inc.

Indirect Subsidiaries	Jurisdiction of Organization	Type of Entity	Parent Entity
Town & Country Insurance Agency, Inc.	Texas	Texas Corporation	Encore Bank, N.A.

Linscomb & Williams, Inc.	Texas	Texas Corporation	Encore Bank, N.A.